UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 22, 2013

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)

(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On July 22, 2013, registrant issued a press release entitled “Halliburton Announces Second Quarter Income From Continuing Operations of $0.73 Per Diluted Share.”

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES SECOND QUARTER INCOME FROM CONTINUING OPERATIONS OF $0.73 PER DILUTED SHARE

HOUSTON, Texas - Halliburton (NYSE:HAL) announced today that income from continuing operations for the second quarter of 2013 was $677 million, or $0.73 per diluted share. This compares to income from continuing operations for the first quarter of 2013 of $624 million, or $0.67 per diluted share, excluding a $637 million charge, after-tax, or $0.68 per diluted share, to increase a reserve related to the Macondo litigation.

Halliburton's total revenue in the second quarter of 2013 was a company record of $7.3 billion, compared to $7.0 billion in the first quarter of 2013. Operating income was $1.0 billion in the second quarter of 2013, compared to operating income of $902 million in the first quarter of 2013, adjusted for the Macondo charge. For the first quarter of 2013, reported loss from continuing operations was $13 million, or $0.01 per diluted share, and reported operating loss was $98 million.

“I am pleased with our second quarter results, as total company revenue of $7.3 billion was a record quarter for Halliburton,” commented Dave Lesar, chairman, president and chief executive officer.

“Looking at our product lines, Baroid, Cementing, Completion Tools, Multi-Chem, and Testing set quarterly revenue records, while Baroid, Testing, and Artificial Lift all set quarterly operating income records.

“Relative to our primary competitors, we have delivered leading year-over-year international revenue growth for five consecutive quarters. Eastern Hemisphere operations grew revenue 11% sequentially, resulting from record revenues in both of our regions, and operating income was up 23%.

“Middle East / Asia, our fastest growing market, improved revenue 12% and operating income 17% sequentially. This across the board growth was led by higher stimulation, wireline, and fluids activity in Malaysia, and improved sales in China.

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Halliburton/Page 2

“In Europe/Africa/CIS, revenue and operating income increased 9% and 33%, respectively, compared to the first quarter. This growth was led by seasonal recovery of activity levels in Russia and the North Sea, and by higher drilling and completions activity in Angola.

“We believe that the Eastern Hemisphere will continue to improve, year-over-year, with full year revenue growth in the mid-teens. We expect margins will continue to improve over the next two quarters and average in the upper teens for the full year.

“Latin America revenue was flat to the first quarter, and operating income was down 7%, primarily as a result of activity reductions in the northern region of Mexico, increased mobilization costs, and lower vessel activity. Although the first half of the year in Latin America was disappointing, we feel confident that revenue will improve in second half of the year, and expect Latin America full year margins to average in the mid-teens.

“In North America, revenue increased 3% sequentially and margins improved by 120 basis points to 17.5%. This was despite a relatively flat U.S. land rig count and seasonally lower Canadian activity levels.

“For the third quarter, we anticipate the U.S. land rig count to be flat. We are observing a continuing trend towards multi-well pad activity among our customer base, which we believe will result in higher service intensity. Ultimately, we believe this efficiency trend bodes very well for us, as our scale and expertise allows us to lead the industry in executing factory-type operations. We also expect North America margins to continue to expand over the balance of the year.

“We continue to be optimistic about Halliburton's performance for the remainder of 2013, our ability to continue growing our North America margins, and continued revenue and margin expansion in our international business. We are relentlessly focused on delivering best-in-class returns. Our recent quarterly dividend increase, aggressive stock repurchases, and our $5 billion stock repurchase authorization reflect our growing confidence in the strength of our business outlook,” concluded Lesar.

2013 Second Quarter Results

Completion and Production
Completion and Production (C&P) revenue in the second quarter of 2013 was $4.4 billion, an increase of $263 million, or 6%, from the first quarter of 2013. Improved activity levels in the United States land market and strong international results more than offset the effects of the seasonal Canadian spring break-up.

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Halliburton/Page 3

C&P operating income in the second quarter of 2013 was $732 million, an increase of $117 million, or 19%, from the first quarter of 2013. North America C&P operating income increased $85 million, or 20%, sequentially, primarily due to lower guar costs and increased demand for production enhancement services in the United States land market. Latin America C&P operating income improved by $20 million, or 71%, compared to the first quarter of 2013, due to increased demand for cementing services in Brazil and Mexico, and increased stimulation activity in Argentina. Europe/Africa/CIS C&P operating income increased $10 million, or 16%, sequentially, driven by higher cementing activity in Russia and Mozambique and increased demand for production enhancement services and completion tools sales in Norway. Middle East/Asia C&P operating income was flat compared to the first quarter, as increased stimulation activity in Southeast Asia and higher direct sales in China were partially offset by mobilization costs in Saudi Arabia.

Drilling and Evaluation
Drilling and Evaluation (D&E) revenue in the second quarter of 2013 was $3.0 billion, an increase of $80 million, or 3%, from the first quarter of 2013, as higher drilling activity in the Eastern Hemisphere more than offset the effects of the Canadian spring break-up and lower activity levels in Mexico.

D&E operating income in the second quarter of 2013 was $415 million, an increase of $8 million from the first quarter of 2013. North America D&E operating income declined $24 million, or 14%, sequentially, primarily due to lower drilling activity in the Gulf of Mexico and the effects of the Canadian spring break-up. Latin America D&E operating income decreased $28 million, or 35%, from the first quarter of 2013, as a result of higher costs in Brazil and lower drilling activity in Mexico, Ecuador, and Colombia. Europe/Africa/CIS D&E operating income increased $30 million, or 53%, sequentially, due to higher drilling activity in Angola and fluids demand in Russia. Middle East/Asia D&E operating income rose $30 million, or 31%, from the first quarter, as increased demand for drilling services in Saudi Arabia, higher drilling direct sales in China, and improved profitability in Iraq more than offset lower wireline direct sales in China.

Corporate and Other
During the second quarter of 2013, Halliburton invested an additional $34 million, pre-tax, in strategic projects aimed at strengthening Halliburton's North America service delivery model and repositioning technology, supply chain, and manufacturing infrastructure to support projected international growth. Halliburton expects to continue funding this effort throughout 2013.

Halliburton repurchased 23 million shares of common stock during the second quarter at a total cost of approximately $1.0 billion. Since the inception of the stock repurchase program in February 2006, Halliburton has purchased 120 million shares at a total cost of approximately $4.3 billion. On July 18, 2013, Halliburton's board of directors increased the authorization to purchase Halliburton common stock by $4.3 billion, to a new total of $5.0 billion, and Halliburton anticipates additional purchases under the program during the third quarter.

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Halliburton/Page 4

Significant Recent Events and Achievements

•
Halliburton announced the successful completion of three wells in the deepwater Gulf of Mexico utilizing Halliburton's Enhanced Single-Trip Multizone (ESTMZ™) FracPac™ system. The ESTMZ downhole tool system enables the operator to stimulate and gravel pack multiple production zones in a single trip. Designed for use in deepwater and ultra-deepwater offshore completions, the ESTMZ system allows the highest treating rate with the greatest volume of proppant in the industry. Halliburton developed the multi-zone completion technology in collaboration with Chevron U.S.A. Inc. The time savings realized for each of the three Chevron-operated wells completed with the ESTMZ system averaged 18 days, equating to approximately $22 million.

•
Halliburton's SandCastle® PS-2500 vertical proppant storage bin was awarded E&P magazine's Meritorious Award for Engineering Innovation at the Offshore Technology Conference. The SandCastle PS-2500 vertical bin helps address problems with space constraints at most well-site locations. The new unit offers a reduced footprint with no volume compromise as compared to a traditional horizontal proppant storage unit. The unit uses solar power for all power needs, eliminating the diesel engine normally required, and is equipped with an integrated weighing system for improved logistics.

•
Halliburton announced it is expanding its sonic fleet with the introduction of the XBATSM Azimuthal Sonic and Ultrasonic logging-while-drilling service. The XBAT LWD service delivers accurate acoustic measurements in a wide range of formations via sensors and electronics that are much less sensitive to drilling noise and have a wider frequency response. The result is a greater signal-to-noise ratio that enables better measurements, even in noisy drilling environments and poor hole conditions. With more than 100 successful runs, the XBAT LWD service delivered accurate measurements in formations from Brunei to Brazil and has been tested extensively in the challenging environments of the North Sea and the Gulf of Mexico.

•
Halliburton announced the deployment of nearly 100 light-duty compressed natural gas (CNG) trucks across 15 field locations in seven U.S. states as part of a pilot program. The environmentally friendly vehicles, when operating on CNG, emit about 90 percent less emissions than gasoline-powered vehicles and are estimated to save approximately $5,100 per truck in annual fuel costs.

•
Halliburton announced the opening of its new Technology Center at the Federal University of Rio de Janeiro Technology Park, located at Ilha do FundFu, Rio de Janeiro, Brazil. The center provides the setting for collaboration as Halliburton works with the country's leading university and customer research groups to establish a global center of expertise for deepwater and mature fields.

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Halliburton/Page 5

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 75,000 employees, representing 140 nationalities in approximately 80 countries, the company serves the upstream oil and gas industry throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production through the life of the field. Visit the company's website at www.halliburton.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: results of litigation, settlements, and investigations; actions by third parties, including governmental agencies; whether a settlement relating to the Macondo multi-district litigation will be reached at the amounts contemplated by our reserve or at all; settlement discussions relating to the Macondo incident do not cover all possible parties and claims, and there are additional reasonably possible losses relating to the Macondo incident that we cannot reasonably estimate at this time; with respect to repurchases of Halliburton common stock, the trading prices of Halliburton common stock and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas can be significantly impacted by weakness in the worldwide economy; consequences of audits and investigations by domestic and foreign government agencies and legislative bodies and related publicity and potential adverse proceedings by such agencies; indemnification and insurance matters; protection of intellectual property rights and against cyber attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to offshore oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; impairment of oil and natural gas properties; structural changes in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; and integration of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2012, Form 10-Q for the quarter ended March 31, 2013, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason. There can be no assurance as to the amount, timing or prices of share repurchases. The specific timing and amount of repurchases may vary based on market conditions and other factors. The share repurchase program may be suspended at any time.
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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	June 30		March 31
	2013	2012	2013
Revenue:
Completion and Production	$4,363	$4,460	$4,100
Drilling and Evaluation	2,954	2,774	2,874
Total revenue	$7,317	$7,234	$6,974
Operating income:
Completion and Production	$732	$914	$615
Drilling and Evaluation	415	393	407
Corporate and other (a)	(108)	(106)	(1,120)
Total operating income (loss)	1,039	1,201	(98)
Interest expense, net	(71)	(80)	(71)
Other, net	(11)	(17)	(14)
Income (loss) from continuing operations before income taxes	957	1,104	(183)
Income tax benefit (provision) (b)	(276)	(357)	172
Income (loss) from continuing operations	681	747	(11)
Income (loss) from discontinued operations, net	2	(8)	(5)
Net income (loss)	$683	$739	$(16)
Noncontrolling interest in net income of subsidiaries	(4)	(2)	(2)
Net income (loss) attributable to company	$679	$737	$(18)
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$677	$745	$(13)
Income (loss) from discontinued operations, net	2	(8)	(5)
Net income (loss) attributable to company	$679	$737	$(18)
Basic income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$0.73	$0.81	$(0.01)
Income (loss) from discontinued operations, net	—	(0.01)	(0.01)
Net income (loss) per share	$0.73	$0.80	$(0.02)
Diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$0.73	$0.80	$(0.01)
Income (loss) from discontinued operations, net	—	(0.01)	(0.01)
Net income (loss) per share	$0.73	$0.79	$(0.02)
Basic weighted average common shares outstanding	925	924	931
Diluted weighted average common shares outstanding	928	926	931

(a)	Includes a $1.0 billion, pre-tax, charge in the three months ended March 31, 2013 related to the Macondo well incident.
(b)	Includes $50 million in federal tax benefits in the three months ended March 31, 2013.
See Footnote Table 1 for a reconciliation of as-reported operating income (loss) to adjusted operating income.
See Footnote Table 2 for a reconciliation of as-reported income (loss) from continuing operations to adjusted income from continuing operations.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Six Months Ended June 30
	2013	2012
Revenue:
Completion and Production	$8,463	$8,750
Drilling and Evaluation	5,828	5,352
Total revenue	$14,291	$14,102
Operating income:
Completion and Production	$1,347	$1,950
Drilling and Evaluation	822	761
Corporate and other (a)	(1,228)	(487)
Total operating income	941	2,224
Interest expense, net	(142)	(154)
Other, net	(25)	(24)
Income from continuing operations before income taxes	774	2,046
Provision for income taxes (b)	(104)	(661)
Income from continuing operations	670	1,385
Loss from discontinued operations, net	(3)	(16)
Net income	$667	$1,369
Noncontrolling interest in net income of subsidiaries	(6)	(5)
Net income attributable to company	$661	$1,364
Amounts attributable to company shareholders:
Income from continuing operations	$664	$1,380
Loss from discontinued operations, net	(3)	(16)
Net income attributable to company	$661	$1,364
Basic income per share attributable to company
shareholders:
Income from continuing operations	$0.72	$1.50
Loss from discontinued operations, net	(0.01)	(0.02)
Net income per share	$0.71	$1.48
Diluted income per share attributable to company
shareholders:
Income from continuing operations	$0.71	$1.49
Loss from discontinued operations, net	—	(0.02)
Net income per share	$0.71	$1.47
Basic weighted average common shares outstanding	928	923
Diluted weighted average common shares outstanding	931	926

(a)	Includes a $1.0 billion, pre-tax, charge in the six months ended June 30, 2013, and a $300 million, pre-tax, charge in the six months ended June 30, 2012, related to the Macondo well incident.
(b)	Includes $50 million in federal tax benefits in the six months ended June 30, 2013.
See Footnote Table 1 for a reconciliation of as-reported operating income to adjusted operating income.

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HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)

	(Unaudited)
	June 30	December 31
	2013	2012
Assets
Current assets:
Cash and equivalents	$1,412	$2,484
Receivables, net	6,359	5,787
Inventories	3,341	3,186
Other current assets (a)	1,489	1,629
Total current assets	12,601	13,086

Property, plant, and equipment, net	10,753	10,257
Goodwill	2,116	2,135
Other assets (b)	1,928	1,932
Total assets	$27,398	$27,410

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,251	$2,041
Accrued employee compensation and benefits	867	930
Other current liabilities (c)	1,604	1,781
Total current liabilities	4,722	4,752

Long-term debt	4,820	4,820
Loss contingency for Macondo well incident	1,022	300
Other liabilities	1,434	1,748
Total liabilities	11,998	11,620

Company shareholders’ equity	15,372	15,765
Noncontrolling interest in consolidated subsidiaries	28	25
Total shareholders’ equity	15,400	15,790
Total liabilities and shareholders’ equity	$27,398	$27,410

(a)	Includes $146 million of investments in fixed income securities at June 30, 2013, and $270 million of investments in fixed income securities at December 31, 2012.
(b)	Includes $131 million of investments in fixed income securities at June 30, 2013, and $128 million of investments in fixed income securities at December 31, 2012.
(c)	Includes a $278 million loss contingency related to the Macondo well incident at June 30, 2013.

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HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
	2013	2012
Cash flows from operating activities:
Net income	$667	$1,369
Adjustments to reconcile net income to net cash flows from operating activities:
Loss contingency for Macondo well incident	1,000	300
Depreciation, depletion, and amortization	922	791
Payment of Barracuda-Caratinga obligation	(219)	—
Other, primarily working capital	(899)	(1,325)
Total cash flows from operating activities	1,471	1,135

Cash flows from investing activities:
Capital expenditures	(1,396)	(1,651)
Sales of investment securities	232	200
Purchases of investment securities	(110)	(100)
Other	83	34
Total cash flows from investing activities	(1,191)	(1,517)

Cash flows from financing activities:
Payments to reacquire common stock	(1,015)	—
Dividends to shareholders	(231)	(167)
Other	(83)	25
Total cash flows from financing activities	(1,329)	(142)

Effect of exchange rate changes on cash	(23)	(2)
Decrease in cash and equivalents	(1,072)	(526)
Cash and equivalents at beginning of period	2,484	2,698
Cash and equivalents at end of period	$1,412	$2,172

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	June 30		March 31
Revenue by geographic region:	2013	2012	2013
Completion and Production:
North America	$2,876	$3,167	$2,745
Latin America	391	340	355
Europe/Africa/CIS	576	551	532
Middle East/Asia	520	402	468
Total	4,363	4,460	4,100
Drilling and Evaluation:
North America	926	973	961
Latin America	553	539	590
Europe/Africa/CIS	723	605	655
Middle East/Asia	752	657	668
Total	2,954	2,774	2,874
Total revenue by region:
North America	3,802	4,140	3,706
Latin America	944	879	945
Europe/Africa/CIS	1,299	1,156	1,187
Middle East/Asia	1,272	1,059	1,136
Total revenue	$7,317	$7,234	$6,974

Operating income by geographic region:
Completion and Production:
North America	$517	$691	$432
Latin America	48	54	28
Europe/Africa/CIS	74	95	64
Middle East/Asia	93	74	91
Total	732	914	615
Drilling and Evaluation:
North America	149	166	173
Latin America	53	84	81
Europe/Africa/CIS	87	64	57
Middle East/Asia	126	79	96
Total	415	393	407
Total operating income by region:
North America	666	857	605
Latin America	101	138	109
Europe/Africa/CIS	161	159	121
Middle East/Asia	219	153	187
Corporate and other	(108)	(106)	(1,120)
Total operating income (loss)	$1,039	$1,201	$(98)

See Footnote Table 1 for a reconciliation of as-reported operating income (loss) to adjusted operating income.

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HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30
Revenue by geographic region:	2013	2012
Completion and Production:
North America	$5,621	$6,349
Latin America	746	646
Europe/Africa/CIS	1,108	1,007
Middle East/Asia	988	748
Total	8,463	8,750
Drilling and Evaluation:
North America	1,887	1,959
Latin America	1,143	1,013
Europe/Africa/CIS	1,378	1,161
Middle East/Asia	1,420	1,219
Total	5,828	5,352
Total revenue by region:
North America	7,508	8,308
Latin America	1,889	1,659
Europe/Africa/CIS	2,486	2,168
Middle East/Asia	2,408	1,967
Total revenue	$14,291	$14,102

Operating income by geographic region:
Completion and Production:
North America	$949	$1,562
Latin America	76	109
Europe/Africa/CIS	138	152
Middle East/Asia	184	127
Total	1,347	1,950
Drilling and Evaluation:
North America	322	356
Latin America	134	151
Europe/Africa/CIS	144	104
Middle East/Asia	222	150
Total	822	761
Total operating income by region:
North America	1,271	1,918
Latin America	210	260
Europe/Africa/CIS	282	256
Middle East/Asia	406	277
Corporate and other	(1,228)	(487)
Total operating income	$941	$2,224

See Footnote Table 1 for a reconciliation of as-reported operating income to adjusted operating income.

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FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Six Months Ended June 30		Three Months Ended March 31
	2013	2012	2013
As reported operating income (loss)	$941	$2,224	$(98)
Macondo-related charge (a)	1,000	300	1,000
Adjusted operating income (a)	$1,941	$2,524	$902

(a)
Management believes that operating income (loss) adjusted for the Macondo-related charges for the three months ended March 31, 2013 and for the six months ended June 30, 2013 and 2012 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income (loss) without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effects of these expenses. Adjusted operating income is calculated as: “As reported operating income (loss)” plus “Macondo-related charge” for the three months ended March 31, 2013 and the six months ended June 30, 2013 and 2012.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars)
(Unaudited)

Three Months Ended March 31
2013
As reported loss from continuing operations attributable to company	$(13)
Macondo-related charge, net of tax (a)	637
Adjusted income from continuing operations attributable to company (a)	$624

As reported diluted weighted average common shares outstanding	931
Adjusted diluted weighted average common shares outstanding (b)	935

As reported loss from continuing operations per diluted share (c)	$(0.01)
Adjusted income from continuing operations per diluted share (c)	$0.67

(a)
Management believes that loss from continuing operations adjusted for the Macondo-related charge for the quarter ended March 31, 2013 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded item to be outside of the company's normal operating results. Management analyzes income from continuing operations without the impact of this item as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustment removes the effect of this expense. Adjusted income from continuing operations attributable to company is calculated as: “As reported loss from continuing operations attributable to company” plus “Macondo-related charge, net of tax.”

(b)
As reported diluted weighted average common shares outstanding excludes four million shares of common stock associated with awards granted under employee stock plans as their impact would be antidilutive since our reported continuing operations attributable to company was in a loss position. When adjusting income from continuing operations attributable to company for the Macondo-related charge, these four million shares become dilutive.

(c)
As reported loss from continuing operations per diluted share is calculated as: “As reported loss from continuing operations attributable to company” divided by “As reported diluted weighted average common shares outstanding.” Adjusted income from continuing operations per diluted share is calculated as: “Adjusted income from continuing operations attributable to company” divided by “Adjusted diluted weighted average common shares outstanding.”

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Conference Call Details
Halliburton (NYSE:HAL) will host a conference call on Monday, July 22, 2013, to discuss the second quarter 2013 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Halliburton’s second quarter press release will be posted on the Halliburton website at www.halliburton.com. Please visit the website to listen to the call live via webcast. In addition, you may participate in the call by telephone at (703) 639-1124. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the call’s start time.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (703) 925-2533, passcode 1612360.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	July 22, 2013	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Assistant Secretary